Exhibit 99.2

COOPER

UNAUDITED COMBINED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

COOPER FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012 TABLE OF CONTENTS

Combined Balance Sheets As of March 31, 2013 (Unaudited) and December 31, 2012	3
Unaudited Combined Statements of Operations for the three months ended March 31, 2013 and 2012	4
Unaudited Combined Statements of Net Parent Investment for the three months ended March 31, 2013 and 2012	5
Unaudited Combined Statements of Cash Flows for the three months ended March 31, 2013 and 2012	6
Notes to Unaudited Combined Financial Statements	7

Cooper
Combined Balance Sheets
(Table amounts in $ millions)

	(Unaudited) March 31, 2013	December 31, 2012
ASSETS
Current Assets
Accounts Receivable, net of allowance for doubtful accounts of $2 in 2013 and $2 in 2012	$332	$224
Receivables due from related parties	20	13
Prepaid and other assets	54	14
Inventories (Note 4)	345	257
	751	508
Non-Current Assets
Property, plant and equipment, net (Note 3)	1,790	1,831
Investment in affiliate	93	94
Prepaid and other assets	119	137
	2,002	2,062
TOTAL ASSETS	$2,753	$2,570

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Trade and other payables	$168	$213
Payables due to related parties	464	362
Excise and other taxes payable	131	116
Deferred income taxes (Note 8)	13	8
Payables and deferred income	53	60
Short-term debt	1	1
	830	760
Non-Current Liabilities
Deferred income taxes (Note 8)	383	395
Payables and deferred income	89	91
Long-term debt	17	17
	489	503

Shareholder’s Equity
Net Parent investment	1,434	1,307
Company’s shareholder’s equity	1,434	1,307
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$2,753	$2,570

The accompanying notes are an integral part of these unaudited combined financial statements.

Cooper
Unaudited Combined Statements of Operations
(Table amounts in $ millions)

	Three Months Ended March 31,
	2013	2012
Revenues
Sales and operating revenue	$3,381	$3,839
Gain (loss) from affiliates	3	(5)
Gain on sale of fixed assets	1	2
	$3,385	$3,836
Costs and Expenses
Purchases	2,993	3,533
Operating expenses (excluding items disclosed below)	257	184
Depreciation, amortization, and retirements and abandonments	48	47
Selling, general and administrative expenses	87	84
	$3,385	$3,848
Loss Before Interest and Income Taxes	$—	$(12)
Interest expense	1	1
Loss Before Income Taxes	$(1)	$(13)
Income tax provision (Note 8)	—	(6)
Net Loss	$(1)	$(7)

The accompanying notes are an integral part of these unaudited combined financial statements.

Cooper
Unaudited Combined Statements of Net Parent Investment
(Table amounts in $ millions)

Balance at January 1, 2012	$1,622
Net loss	(7)
Net transfers from Parent	70
Balance at March 31, 2012	$1,685

Balance at January 1, 2013	$1,307
Net loss	(1)
Net transfers from Parent	128
Balance at March 31, 2013	$1,434

The accompanying notes are an integral part of these unaudited combined financial statements.

Cooper
Unaudited Combined Statements of Cash Flows
(Table amounts in $ millions)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net loss	$(1)	$(7)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation, amortization, and retirements and abandonments	48	47
Gain on sale of fixed assets	(1)	(2)
(Gain) loss from affiliates	(3)	5
Change in deferred income taxes	(7)	(5)
Dividends from affiliate	4	1
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(108)	50
Increase in receivables due from related parties	(7)	(59)
Increase in prepaid and other assets	(40)	(15)
Increase in inventories	(88)	(78)
(Decrease) increase in trade and other payables	(41)	54
Increase (decrease) in payables due to related parties	102	(43)
Increase in excise and other taxes payable	15	25
(Decrease) increase in current payables and deferred income	(7)	27
Decrease in non-current assets	18	3
Decrease in non-current liabilities	(2)	(33)
Net cash used in operating activities	$(118)	$(30)
Investing Activities
Capital expenditures	(25)	(39)
Proceeds from the sale of property and other assets	16	5
Other investing, net	(1)	(6)
Net cash used in investing activities	$(10)	$(40)
Financing activities
Net transfers from Parent	128	70
Net cash provided by financing activities	$128	$70
Change in Cash and Cash Equivalents	$—	$—
Cash and cash equivalents at the beginning of the period	—	—
Cash and cash equivalents at the end of the period	—	—

Supplemental disclosures of cash and non-cash information
Interest paid	$1	$1
Trade and other payables related to capital expenditures	$8	$13
The accompanying notes are an integral part of these unaudited combined financial statements.

Cooper
Notes to Unaudited Combined Financial Statements
(Table amounts in $ millions)

Note 1	Organization

Description of Business

Cooper (the “Company”, “we”, “us” or “our”) is a fully integrated downstream refining, cogeneration, logistics and marketing business owned by BP PLC (“BP” or “Parent”). BP has sole ownership of most of the assets and equity interests of varying percentages in other entities. The Company is headquartered in Carson, California, with retail customer supply contracts throughout Southern California, Nevada and Arizona. The Company owns and operates the Carson refinery, the co-located Watson cogeneration facility (51 percent interest), the nearby Wilmington Calciner, primary and secondary logistic assets and the ARCO brand.

Basis of Presentation

The accompanying interim combined financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, all adjustments considered necessary for a fair statement of the results for interim periods have been included. These adjustments are normal and recurring in nature, with the exception of the turnaround costs in Q1 2013, as disclosed in Note 5. Results for interim periods should not be considered indicative of results for a full year. These interim combined financial statements do not represent complete financial statements and should be read in conjunction with the financial statements for the year ended December 31, 2012. The combined financial statements include the historical operations, assets, and liabilities that are considered to comprise the Company’s business. The notes that follow are an integral part of the interim combined financial statements.

The preparation of our combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our combined financial statements and notes thereto. Actual results may differ from those estimates.

These combined interim financial statements and notes reflect the carve-out financial position and the related results of operations, cash flows, and the Parent’s net investment in a manner consistent with BP’s management of the Company and as though the Company had been a stand-alone company for the interim period presented. Assets and liabilities specifically identified to the Company have been presented in the carve-out interim Combined Balance Sheet. All material revenues and expenses specifically identified to the Company and allocations of overhead expenses have been presented in the carve-out interim Combined Statements of Operations. The Combined Balance Sheet as of December 31, 2012 has been taken from the audited combined financial statements. Certain information and notes normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. Management believes that the disclosures presented herein are adequate to present the information fairly.

The combined financial statements have been prepared in accordance with U.S. GAAP, Securities and Exchange Commission (“SEC”) Regulation S-X, Article 3, General Instructions as to Financial Statements and SEC Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.

BP’s net investment in the Company has been presented in lieu of shareholder’s equity in the interim combined financial statements. Transactions between the Company and BP and its affiliates have been identified as related party transactions. It is possible that the terms of the transactions with other affiliates of BP are not the same as those that would result from transactions among unrelated parties. Payments made between BP and the Company, excluding those made in the ordinary course of business, are presented as transfers to and from the Parent as a component of net parent investment. Additionally, the interim combined financial statements for the Company include allocations of costs for certain support functions (see Note 2, Transactions with Parent and Parent Subsidiaries). In the opinion of BP’s management, all adjustments have been reflected that are necessary for a fair presentation of the interim combined financial statements. The allocations have been made on a reasonable basis. The interim combined financial statements may not necessarily reflect the financial position, results of operations or cash flows that the Company might have had in the past, or might have in the future, if it had existed as a separate, stand-alone business during the periods presented.

Note 2	Transactions with Parent and Parent Subsidiaries

Relationship with Parent

Historically, the Company has been managed and operated in the normal course of business by BP along with other BP affiliates. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in the interim combined financial statements. BP and the Company consider the allocation methodologies used to be reasonable and appropriate reflections of the related expenses deemed attributable to the Company, by its Parent, for purposes of the interim combined financial statements; however, the expenses reflected in the Company’s interim combined financial statements may not be indicative of the actual expenses that would have been incurred during the period presented if the Company historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the interim combined financial statements may not be indicative of expenses that will be incurred in the future by the Company.

Cash Management

The Company participates in BP’s centralized cash management programs. Disbursements are made by the Company and funded by BP at least daily. Cash receipts are transferred to centralized accounts, also maintained by BP. The cash receipts from the Company are not kept separately and are instead commingled with cash from other BP entities.

Pension and Other Post-Retirement Benefits

The Company does not sponsor any pension, post-retirement or employee savings plans. However, the Company’s employees participate in certain funded final salary pension plans sponsored by BP. BP provides post-retirement, healthcare and life insurance benefits to its retired employees and dependents. The Company employees are also eligible to participate in a defined contribution (401K) plan where a percentage of employee contributions are matched by BP.

All obligations pursuant to these plans are obligations of BP and, as such, are not included in the Company’s Combined Balance Sheets. BP allocates net periodic benefit costs to the Company associated with our employees that are beneficiaries of pensions and other employment costs. We record the allocated benefit costs in the Combined Statements of Operations and liabilities associated with these benefits are recorded by the Parent. The amounts contributed to these plans by the Parent on our behalf cannot be determined.

These costs are included in selling, general and administrative expenses in the Combined Statements of Operations and totaled $16 million and $14 million for the three months ended March 31, 2013 and 2012, respectively.

Other Corporate Costs

Other corporate costs consist of BP charges including, but not limited to, corporate accounting, human resources, government affairs, and legal. These costs are included in selling, general and administrative expenses in the Combined Statements of Operations and totaled $24 million and $19 million for the three months ended March 31, 2013 and 2012, respectively. Costs were allocated in the three months ended March 31, 2012 using various allocation methods, such as head count, site count, services rendered, space utilization, and assets assigned to the Company. During 2013, the shared costs data was dissimilar from 2012 and could not be allocated in the same manner. As the Parent provided similar support functions to the Company during the first quarter of 2013 as in previous periods, the yearly 2012 allocated corporate costs were pushed down to the Company in the first quarter of 2013 using a quarterly pro-rata calculation. Note that these expenses may have been different had the Company been a separate, stand-alone entity during the periods presented.

Guarantees

Parent established a loan program to enhance the creditworthiness of third-party dealers and franchisees. The loan program is secured by Parent through a $22 million letter of credit with CitiCorp and a $4 million guarantee with Petroleum & Franchise Capital. The longest remaining loan term at March 31, 2013 is 15 years. No interest is charged on these loans by the Company.

The Company would be required to perform under the guarantee and letter of credit in the event of default. As of March 31, 2013, the total undiscounted maximum potential future payments related to the letter of credit and guarantee was $21 million related to 25 loans. The Company has not recorded a liability related to the guaranteed commitments. The Company does not expect any material loss as a result of these guarantees.

In connection with the divestment described in Note 10, on May 21, 2013, BP purchased the third-party dealer and franchisee loans from CitiCorp, and discontinued the related letter of credit. The loans were purchased for, and had an outstanding balance of $20 million as of the purchase date.

Beginning in 2007, a number of leased sites were divested by the Company and assigned to franchisees and dealers. In most instances, the Company guarantees the leases and, in the event of default, all rights and obligations of the leases revert to the Company. There are 34 lease guarantees in Cooper, of which the largest undiscounted maximum future payments related to one specific guarantee, assuming all options are exercised, is $5 million. The leases and related guarantees expire at various dates in the future, the latest of which is 2049, assuming all options are exercised. As of March 31, 2013, the total undiscounted maximum potential future payments of all 34 guarantees are $80 million. No material losses are expected from such guarantees.

Related Party Transactions

The Company has transactions in the ordinary course of business with its Parent and with other members of the BP group. Such transactions include the sale of crude oil, petroleum products and other goods and services amounting to $550 million and $874 million for the three months ended March 31, 2013 and 2012, respectively, and purchases of similar items amounting to $2,281 million and $2,004 million for the three months ended March 31, 2013 and 2012, respectively.

Note 3	Property, Plant and Equipment

	As of March 31, 2013	As of December 31, 2012
Land	$89	$96
Buildings	173	176
Furniture and fixtures	23	24
Machinery and equipment	3,485	3,485
Land improvements	129	130
Construction in progress	99	90
Other	7	6
Property, plant and equipment, at cost	$4,005	$4,007
Less: Accumulated depreciation	2,215	2,176
Property, plant and equipment, net	$1,790	$1,831

The gross value of the retail sites and other equipment the Company held under capital leases totaled $39 million as of March 31, 2013 and $38 million as of December 31, 2012. The gross value is reflected in machinery and equipment. Accumulated amortization on assets under capital leases was $31 million as of March 31, 2013 and December 31, 2012. The expense is charged through depreciation, amortization and retirements and abandonments in the Combined Statements of Operations.

Depreciation and amortization expense relating to property, plant and equipment was $47 million for the three months ended March 31, 2013 and 2012.

Note 4	Inventories

	As of March 31, 2013	As of December 31, 2012
Crude oil	$443	$523
Refined products	501	641
Intermediates	427	201
By-products	46	38
Supplies and other	45	53
Total inventories on first-in, first-out method	$1,462	$1,456
Last-in, first-out method adjustment	(1,117)	(1,199)
Total inventories on last-in, first-out method	$345	$257

Inventories valued primarily at last-in, first-out (LIFO) cost were less than replacement cost by approximately $1,127 million at March 31, 2013 and $1,178 million at December 31, 2012, using Parent’s standard processes for estimating replacement cost.

The Company had LIFO inventory on consignment amounting to $47 million as of March 31, 2013 and $11 million as of December 31, 2012.

As a result of the use of the LIFO inventory valuation method, some inventories are reported in the Combined Balance Sheets at amounts less than current cost. Inventories carried under the LIFO method represented approximately 87% and 79% of total inventory carrying values as of March 31, 2013 and December 31, 2012, respectively.

During the three months ended March 31, 2013 and 2012, there were no LIFO liquidations.

Note 5	Refinery Turnaround Expenditures

The Company incurred refinery turnaround expenditures of $111 million and $23 million for the three months ended March 31, 2013 and 2012, respectively. Turnaround is the scheduled shutdown of a refinery processing unit for significant overhaul and refurbishment. Consistent with the Company’s policy, the Company expensed these turnaround costs as incurred to operating expenses in the Combined Statements of Operations.

Note 6	Litigation and Contingencies

In the normal course of the Company’s business, legal proceedings are pending or may be brought against the Company arising out of current and past operations, including matters related to commercial disputes, product liability, premises-liability and personal injury claims, allegations of compliance with law violations, consumer claims, general environmental claims, allegations of exposures of third parties to toxic substances and other legal claims.

The Company is subject to numerous federal, state and local environmental laws and regulations concerning its products, operations and other activities. These laws and regulations may require the Company to take future action to remediate the effects on the environment of prior disposal or release of chemicals or petroleum substances and other hazardous materials by the Company or other parties. Such contingencies may exist for various active sites. In addition, the Company may have obligations relating to disposed assets or closed facilities. The ultimate requirement for remediation and its cost are inherently difficult to estimate. However, the estimated cost of known environmental obligations has been provided in these accounts in accordance with the Company’s accounting policies. While the amounts of future costs could be significant and material to the Company’s results of operations in the period in which they are recognized, it is not practical to estimate the amounts involved. There were contingent liabilities at March 31, 2013 and December 31, 2012, in respect of guarantees and indemnities entered into as part of the ordinary course of the Company’s business. No material losses are expected from such contingent liabilities based on current understanding.

Note 7	Environmental Obligations

The Company expects to continue incurring expenses for environmental liabilities at a number of active and inactive refining, pipeline, terminal and retail station properties. We have accrued liabilities for these expenses and believe these accruals are adequate.

The Company’s environmental provisions are based on estimates including engineering assessments. It is possible that the estimates will change and additional costs will be incurred as additional information becomes available. The environmental liability estimates are subject to change resulting from potential changes in environmental laws, regulations or interpretations, additional information related to the extent and nature of the event, and potential improvements in remediation technologies.

Note 8	Taxes

Our effective tax rate was 40.02% during the first three months of 2013, compared with 41.01% during the first three months of 2012. Differences between the effective tax rate and the statutory rate are due to state income taxes, nondeductible expenditures, and tax specific deductions.

Note 9	Segment Reporting

The Company consists of a single operating segment and, therefore, a single reportable segment, Refining and Marketing. In accordance with ASC 280, Segment Reporting, public business enterprises must report information related to operating segments in their annual and interim financial statements. The Company has one operating segment, which was identified based upon the availability of discrete financial information and the chief operating decision makers’ regular review of financial information.

Note 10	Subsequent Events

Subsequent events were evaluated for disclosure through June 28, 2013, the date on which the combined financial statements were issued by BP. On June 1, 2013 the sale of BP’s Southern California assets and Carson refinery and inventory to Tesoro Corporation was closed. In addition, BP purchased the outstanding CitiCorp loans as disclosed in Note 2. No additional material subsequent events were noted.